THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

    THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment"), made and entered into as of August 13, 2001, by and between FAIRFIELD MANUFACTURING COMPANY, INC., a Delaware corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, [a Delaware corporation, as successor by merger to General Electric Capital Corporation,] a New York corporation ("GE Capital"), as sole "Lender" under the "Loan Agreement" hereinafter referred to and as agent for itself and the other "Lenders" who may hereafter become parties to the Loan Agreement (GE Capital, in such capacity, the "Agent").

RECITALS:

    A.    Borrower and GE Capital, as a Lender and as Agent, are parties to a certain Amended and Restated Loan Agreement, dated as of December 30, 1999 (as amended to date, the "Loan Agreement"; capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Loan Agreement), pursuant to which GE Capital, as sole Lender thereunder, makes certain financial accommodations to Borrower.

    B.    An Event of Default has occurred and is continuing as a result of Borrower's failure to comply with the provisions of Section 6.22 of the Loan Agreement for the Fiscal Quarter ending June 30, 2001 ("Existing Event of Default").

    C.    Borrower has requested that Lenders waive the Existing Event of Default and agree to amend the financial covenants and certain other provisions of the Loan Agreement in the manner hereinafter set forth.

D. Subject to the terms and conditions set forth herein, Lenders are willing to do so.

In consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

    1.    Waiver of Existing Event of Default. Subject to the terms and conditions hereof, Lenders hereby waive the Existing Event of Default; provided, however, that such waiver is limited to the Existing Event of Default and shall not be deemed to be a waiver of any other Event of Default whether presently existing or hereafter arising.

2. Amendments to Section 1.1 of the Loan Agreement.

(a) Section 1.1 of the Loan Agreement is hereby amended by adding the following clause (f) to the definition of "Consolidated EBITDA" included therein:

minus (plus) (f) to the extent otherwise included in the calculation of Consolidated EBITDA, the portion of the earnings (loss) before interest, taxes, depreciation and amortization of any Subsidiary of Borrower which is attributable to the minority interest therein.

    (b)    Section 1.1 of the Loan Agreement is hereby further amended by deleting clause (d) of the definition of Consolidated Fixed Charges in its entirety and substituting in lieu thereof a revised clause (d) to read as follows:

plus (d) all cash payments made by Borrower to purchase Exchangeable Preferred Stock or Senior Subordinated Notes during such period, other than payments made from the proceeds of cash capital contributions not made under or with respect to the Tax Sharing Agreement,

    (c)    Section 1.1 of the Loan Agreement is hereby further amended by deleting the definition of "Fixed Rate" set forth therein in its entirety and substituting in lieu thereof the following revised definition of "Fixed Rate":

"Fixed Rate" means the LIBOR Rate plus the "Applicable LIBOR Margin":

    The "Applicable LIBOR Margin" shall mean, as to the Revolving Credit Loan, one and three-fourths percent (1-3/4%) per annum, and, as to the Term Loan and all other Obligations (other than Obligations under the Revolving Credit Loan), two percent (2%) per annum.

    3.    Amendment to Section 6.3 of the Loan Agreement. Section 6.3 of the Loan Agreement is hereby amended by deleting clause (l) thereof in its entirety and substituting in lieu thereof the following revised clause (l):

    (l)     purchases by Borrower or any Subsidiary of Borrower of the Exchangeable Preferred Stock or Senior Subordinated Notes so long as (i) the total amount expended for such purchases does not exceed $15,000,000 in the aggregate in any Fiscal Year, (ii) after giving effect to any such purchase, Borrower has (A) a ratio of Consolidated Cash Flow to Consolidated Fixed Charges of at least 1.00:1.00 and (B) a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of at least 1.50:1.00, in each case determined on a pro forma basis as of the last Fiscal Quarter for which financial statements have been provided hereunder and (iii) at the time of the making of any such purchase, no Default or Event of Default shall have occurred and be continuing or will result from the making of such purchase.

4. Amendment to Section 6.21 of the Loan Agreement. Section 6.21 of the Loan Agreement is hereby amended by inserting the following sentence at the end of the such Section:

Notwithstanding the foregoing, Borrower's failure to comply with the provisions of this Section 6.21 during the period commencing on September 30, 2001 (and including the Fiscal Quarter ending September 30, 2001) and ending on September 30, 2002 (and including the Fiscal Quarter ending September 30, 2002) shall not constitute an Event of Default so long as Borrower complies with the reporting requirements of Section 7.1(f) relative to the reporting of its compliance (or lack thereof) with such covenant.

5. Amendment to Section 6.22 of the Loan Agreement. Section 6.22 of the Loan Agreement is hereby deleted in its entirety and the following revised Section 6.22 is hereby substituted in lieu thereof:

    6.22    Interest Coverage Ratio. Borrower shall not permit the ratio of (a) Consolidated EBITDA for any Fiscal Quarter to (b) Consolidated Net Interest Expense for such Fiscal Quarter to be less than the ratio set forth below next to the applicable Fiscal Quarter set forth below:

FISCAL QUARTER	RATIO
September 30, 2001	1.05:1.00
December 31, 2001	.85:1.00
March 31, 2002	.60:1.00
June 30, 2002	.70:1.00
September 30, 2002	.70:1.00
December 31, 2002	.80:1.00
March 31, 2003	1.00:1.00
June 30, 2003	1.00:1.00
September 30, 2003	1.25:1.00
December 31, 2003 and each	1.50:1.00
Fiscal Quarter thereafter

For purposes of this Section 6.22, Consolidated EBITDA and Consolidated Net Interest Expense shall be calculated based upon the period of four Fiscal Quarters ending on the date of calculation.

6. Addition of New Section 6.23 to the Loan Agreement. The Loan Agreement is hereby further amended by adding thereto a new Section 6.23 to read as follows:

    6.23     Minimum Excess Availability. Borrower shall maintain at all times "Excess Availability" of at least Seven Million Dollars ($7,000,000). For purposes hereof, "Excess Availability" shall mean, at any time, an amount equal to (a) the Borrowing Base minus (b) the sum of all outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit.

7. Amendment Fee. In consideration of the waiver and amendments set forth herein, Borrower shall pay to Lenders an amendment fee in the amount of $44,750 upon the execution hereof by the Lenders.

8. Other Agreements

    (a) Within sixty (60) days after the date hereof or such longer period agreed upon by the Agent, Borrower will execute and deliver to the Agent such amendments to the Loan Agreement and the other Loan Documents as the Agent may reasonably request to conform the applicable provisions of the Loan Agreement and the other Loan Documents to the provisions of Revised Article 9.

    (b) Except as set forth expressly herein and above, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Agent and Lenders. In furtherance of the foregoing, Borrower acknowledges that from and after the date hereof, it shall continue to be bound by all provisions of the Loan Agreement as amended hereby, including, without limitation, its reimbursement obligations in respect of the India Guaranty, as the amount thereof has been increased as described herein. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

    (c) Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of counsel to GE Capital incurred in connection with the preparation, execution, delivery and enforcement of this Amendment, the closing hereof, and any other transactions contemplated hereby.

    (d) To induce the Agent and Lenders to enter into this Amendment, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of Borrower as against the Agent or Lenders with respect to the Obligations.

    (e) This Amendment shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and all applicable laws of the United States of America.

(f) This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FAIRFIELD MANUFACTURING COMPANY, INC. By:__________________________ Richard A. Bush Vice President - Chief Financial Officer

General ELECTRIC CAPITAL CORPORATION , as Agent By:__________________________ Name:____________________ Title:_____________________

General ELECTRIC CAPITAL CORPORATION , as Lender By:__________________________ Name:____________________ Title:_____________________

ACKNOWLEDGMENT OF GUARANTOR

The undersigned, T-H Licensing, Inc., hereby (a) acknowledges its receipt of a copy of and consents to the within and foregoing amendment, (b) agrees to be bound by the provisions thereof and (c) acknowledges and agrees that the Subsidiary Guaranty, the Subsidiary Security Agreement and all other Loan Documents to which the undersigned is a party shall continue in full force and effect from and after the execution and delivery of the within and foregoing Amendment without diminution or impairment.

IN WITNESS WHEREOF, the undersigned has set its hand as of the 13th day of August, 2001.

T-H LICENSING, INC. By:__________________________ Name:____________________ Title:_____________________

ACKNOWLEDGMENT OF LANCER

The undersigned, Lancer Industries Inc., hereby (a) acknowledges its receipt of a copy of and consents to the within and foregoing amendment, (b) agrees to be bound by the provisions thereof and (c) acknowledges and agrees that the Lancer Pledge Agreement shall continue in full force and effect from and after the execution and delivery of the within and foregoing Amendment without diminution or impairment.

IN WITNESS WHEREOF, the undersigned has set its hand as of the 13th day of August, 2001.

LANCER INDUSTRIES INC. By:__________________________ Name:____________________ Title:_____________________